Press Release

Earthstone Energy Reports On Developments In North Dakota

On Thursday September 23, 2010, 10:00 am EDT

DENVER, Sept. 23 -- EARTHSTONE ENERGY, INC. (OTC Bulletin Board:BSIC.ob) reported Panther Energy Company, LLC, its majority partner in the Banks Field, has sold its interest in the field, comprising nearly thirteen thousand gross mineral acres, to Brigham Exploration Company.  This sale does not affect Earthstone's leasehold rights in the area and Earthstone expects to retain its oil and gas interests.  As in the past Earthstone intends to participate in new wells proposed by Brigham, or others, that "pool or space" our leasehold rights within spacing units they operate.

"We are not just excited by this development, we are ecstatic," commented Ray Singleton, president of Earthstone.  "Brigham is on the forefront of the application of new stimulation technology in Bakken wells and has been instrumental in demonstrating the economic viability of this area of the Williston basin.  With Brigham now involved, we expect the pace of development to heat up.  Based on conversations with Brigham, we anticipate drilling one well, possibly two, on this acreage before the end of the calendar year."

Singleton continued, "In related news, the Pederson 10-3H, our newest well in the Banks Field, has been completed and placed on production.  However, because of high gas sales line pressure, the well has been unable to produce at full capacity without flaring natural gas.  As a result, production from the well has been 'throttled back' to conserve this resource.  Production from the well, which is expected to come off confidential status next week, is estimated to report an initial production rate of approximately 500 barrels of oil and 200 MCF of gas per day.  In addition, Zenergy is planning a new well in the Banks Field, the Ceynar 29-32H.  Earthstone has a small interest in the well which is expected to commence within the next 30 days."

"In Indian Hill Field, the Company is currently involved in SM Energy Company's Fossum 15-35H.  The well is currently drilling horizontally at approximately 19,500 feet and results are encouraging.  Earthstone has only a small interest in the well."

Earthstone Energy is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the onshore Gulf Coast area. Earthstone is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements, which can be identified by words such as: "should," "may," "will," "anticipate," "expect," "estimate," "continue," "believe," or other comparable words. Forward-looking statements also include comments regarding reserve additions, production increases, success of drilling projects or the closing of acquisitions, assumptions regarding future success or the success of certain strategies. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth's filings with the Securities and Exchange Commission particularly the Company's Annual Report on Form 10-K filed for March 31, 2010. The Company disclaims any obligation to update forward-looking statements.